Exhibit 99.1

News Release

L.B. FOSTER COMPANY AMENDS CREDIT AGREEMENT

PITTSBURGH, PA, July 1, 2016 – L.B. Foster Company (NASDAQ: FSTR) announced today that it has amended its revolving credit facility agreement maturing in March 2020 that decreases the size of the facility and increases the maximum leverage ratio until the first quarter of 2018 when it returns to its original terms and conditions. Key elements to the amendment include:

•	The maximum leverage ratio is increased to 4.75 to 1.00 for the second and third quarters of 2016 and then steps down 25 basis points per quarter until it reverts to 3.25 to 1.00 in the first quarter of 2018 and all fiscal quarters thereafter.

•	The size of the facility was reduced to $275 million from $335 million in order to better align the facility with our anticipated needs as well as to reduce borrowing costs.

•	The Company’s obligations under the amendment will be secured by the grant of a security interest by the domestic borrowers and domestic guarantors in substantially all of the personal property owned by such entities. Additionally, the equity interests in each of the domestic loan parties, other than the Company, and the equity interests held by each domestic loan party in their domestic subsidiaries, shall be pledged to the lenders as collateral for the lending obligations.

•	The maximum amount of dividends, distributions and redemptions is reduced to $4 million annually from $25 million until March 31, 2018 when the limit will revert to $25 million.

•	Acquisitions will be limited to an aggregate purchase price of $12 million through March 31, 2018.

David J. Russo, Senior Vice President and Chief Financial Officer, said: “This revised credit agreement provides substantially improved flexibility for L.B. Foster to navigate through the current challenging environments in our rail and energy markets while we work to reduce leverage and position the Company for growth when conditions improve. We certainly appreciate the strong support provided by our bank group.”

The Company’s five bank group is led by PNC Bank, N.A. as Administrative Agent, with Bank of America N.A. and Wells Fargo Bank N.A. as Co-Syndication Agents, and Citizens Bank of Pennsylvania, and Branch Banking and Trust Company as participants.

Additional information concerning the revolving credit facility can be found in the Current Report on Form 8-K filed by the Company.

About L.B. Foster Company

L.B. Foster is a leading manufacturer, fabricator, and distributor of products and services for the rail, construction, energy and utility markets with locations in North America and Europe. For more information, please visit www.lbfoster.com.

This release may contain forward-looking statements that involve risks and uncertainties. Statements that do not relate strictly to historical or current facts are forward-looking. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. Actual results could differ materially from the results anticipated in any forward-looking statement. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, an economic slowdown or a continuation of the current economic slowdown in the markets we serve; the risk of doing business in international markets; our ability to effectuate our strategy including evaluating potential opportunities such as strategic acquisitions, joint ventures, and other initiatives, and our ability to effectively integrate new businesses and realize anticipated benefits; costs of and impacts associated with shareholder activism; a decrease in freight or passenger rail traffic; the timeliness and availability of material from our major suppliers; labor disputes; the effective implementation of an enterprise resource planning system; changes in current accounting estimates and their ultimate outcomes; the adequacy of internal and external sources of funds to meet financing needs; the Company’s ability to manage its working capital requirements and indebtedness; domestic and international taxes; foreign currency fluctuations; inflation; domestic and foreign government regulations; continued and sustained declines in energy prices; a lack of state or federal funding for new infrastructure projects; increased regulation including conflict minerals; an increase in manufacturing or material costs; the ultimate number of concrete ties that will have to be replaced pursuant to the previously disclosed product warranty claim of the Union Pacific Railroad (“UPRR”) and an overall resolution of the related contract claims as well as the possible costs associated with the outcome of the lawsuit filed by the UPRR; risks inherent in litigation and those matters set forth in Item 8, Footnote 19, “Commitments and Contingent Liabilities” and in Item 1A, “Risk Factors” of the Company’s Form 10-K for the year ended December 31, 2015 as updated by any subsequent Form 10-Qs. The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. The forward-looking statements contained in this press release are made only as of the date hereof, and the Company assumes no obligation and does not intend to update or revise these statements, whether as a result of new information, future events or otherwise, except as required by securities laws.

Contact:

David Russo	Phone: 412.928.3417	L.B. Foster
	Email: Investors@Lbfoster.com	415 Holiday Drive
	Website: www.lbfoster.com	Pittsburgh, PA 15220